EXHIBIT 10.19.1

                  (American Bio Medica Corporation letterhead)


June 21, 2004

FOR SETTLEMENT PURPOSES ONLY
Brean Murray & Co., Inc.
570 Lexington Avenue
New York, NY 10022-6822

Dear Sirs:

      As we discussed and agreed in March 2004, with respect to the purported contract between American Bio Medica Corporation ("ABMC") and Brean Murray & Co., Inc. ("BM"), dated December 2, 2003, ABMC believes that this purported contract is unenforceable for various reasons. However, for settlement purposes, ABMC is prepared to agree as follows. ABMC is prepared to issue 300,000 warrants to purchase the common stock of ABMC at $1.15 per share in substantially the same form as outlined in the December 2, 2003 engagement letter except for the following changes: with piggyback registration rights only and exercisable on or before December 2, 2008. Simultaneously, BM will surrender 150,000 of such warrants.

      This issuance would be in full and final satisfaction of ABMC's obligations and BM's obligations as of March 31, 2004, with respect to that contract. In exchange, we require a general release executed by BM with respect to any and all claims BM may have against ABMC, its officers, directors, or employees. In addition, ABMC is prepared to release BM from any further obligation with respect to the purported contract.

      If you wish to settle this matter as described above, please indicate your agreement by executing this letter below and our counsel will prepare the appropriate releases. Thank you.

Very truly yours,

AMERICAN BIO MEDICA                       AGREED TO AND ACCEPTED:
CORPORATION
                                          BREAN MURRAY & CO., INC.

By: /s/ Stanley Cipkowski                 By: /s/ William McCluskey
    ---------------------                     ---------------------
    Stanley Cipkowski, Founder


By: /s/ Keith E. Palmer
    -------------------
    Keith E. Palmer, CFO